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                                                             Exhibit 1.(3)(C)

1.  APPOINTMENT

  You are appointed a General Agent for the Company. The scope and limitations of your authority are defined in the following paragraphs as are other terms used in this contract. As a General Agent, you have only such authority as is specifically given to you by this Contract or by the Company.

2.  AUTHORITY

(a) Under this appointment, subject to the rules and regulations of the Company as now in force or as may hereafter be adopted for the government of its agencies and representatives, you shall be in charge of the contracting of Field Underwriters and procurement of underwriting risks for the Company in the Agency designated on the face page of this contract.

While this contract is subject to such rules and regulations as the Company may deem appropriate and establish from time to time, it is the intent of this contract that you be an independent contractor, with full freedom to determine the time, place and method of your performance. Accordingly, nothing in this contract, or any rule or regulation established by the Company shall create, or be interpreted to create, the relationship of employee and employer between you and the company.

(b) This contract is personal to you and is, therefore, not transferable. Moreover, no compensation of any kind earned, or to be earned, under this contract may be assigned or pledged without the consent of the Company.

3.  COMPENSATION

(a) The Company will pay you compensation for business produced by Field Underwriters whose contracts are assigned to the Agency of which you are the General Agent on the applicable premium mode in accordance with the Schedule in force when the business is produced and in the manner provided for in this contract. The phrase "business produced" is defined. Payment of compensation will be made at such times and in such manner during each year as the Company may deem appropriate for the efficient administration of this contract.

(b) If the Company has paid any compensation to you in advance, you are indebted to the Company if the premium on which the compensation is based is not paid within the time provided by the policy, or allowed by the Company, or if the premium is paid. If you would not have been entitled to the compensation when the premium is paid. The Company will determine whether or not you would have been entitled to the compensation when the premium is paid.

(c) Upon the Company's demand, you must return to the Company any compensation paid to you on a premium which the Company has deemed necessary to refund; and you are indebted to the Company until you do so. The Company will determine whether a premium must be refunded.

(d) Any compensation which would be due you under this contract shall not become due if you are indebted to the Company or to MONY. In case you are indebted to the Company or MONY, such compensation will be applied by the Company to reduce your indebtedness to the Company or MONY, instead, regardless of any claim or lien by you or by someone other than the Company or MONY. The Company's claims shall be repaid before MONY's. Upon termination of this contract you shall immediately pay to the Company or MONY, as the case may be, any and all amounts which are owned. This debt shall survive termination of this contract.

(e) To the extent permitted by law, the Company may discharge its obligation under this contract to pay compensation due after its termination, or after your death by payment of the commuted value of such compensation at any time after the termination of the contract or after your death. The Commuted value will be equivalent to the sum of the compensation due, or which would be due, calculated by the Company on the basis of mortality, lapse, and interest rates deemed appropriate by the Company.

(f) The Company reserves the right to pay less commissions, or none, on any policy issued which has the effect of replacing another policy previously issued. The Company has reserved the right define "replacing" from time to time in such manner as it deems necessary for the efficient administration of its business. Furthermore state law may require other commissions restrictions.

4.  AMENDMENTS

  The Company reserves the right to charge this contract and any Schedule subject hereto from time to time. The Company will attempt to give you 30 days notice before a change takes effect, but the Company will not make any change which will reduce your compensation on business already produced unless you agree to the change in writing.
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5.  GENERAL PROVISIONS

(a) At all times while this contract is in force you must have a general agent's license, or the appropriate equivalent, in good standing from the state, District of Columbia, Territory of Guam, or Commonwealth of Puerto Rico, in which the Agency of which you are the General Agent is located.

In the event that the agency has offices, or routinely does business, in more than one state, District of Columbia, Territory of Guam, or Commonwealth of Puerto Rico, you must be so licensed in each such place.

(b) No one, except with the written consent of an Executive Officer of the Company, has any authority to interpret or change the printed terms of this contract or to add anything to it.

(c) You are responsible in a fiduciary capacity - that is, as a trustee - for all Company monies coming into your possession, including all monies intended to be Company monies, or into your control and you must deliver any such monies to the Company immediately. Furthermore, at the Company's request you must furnish a bond in an amount, form and surety acceptable to the Company.

6.  DEFINITIONS

    For the purpose of this contract, unless the context in which it is used indicates that another meaning is appropriate, the following terms mean:

(a) "Business Produced" includes only policies or contracts actually issued by the Company and placed in full force and effect as a result of the efforts of a Field Underwriter whose contract is of record at the Agency shown on the face of this contract at the time in which such Field Underwriter produced such business as "business produced" is defined in such Field Underwriter's commission contract.

(b) "Company" means MONY Life Insurance Company of America.

(c) "Compensation" means commissions, whether called commissions, services fees, or any other name, of any kind payable under this Contract.

(d) "Contract Years" when used with respect to insurance policies or annuity contracts are measured as of the policy date of the policy or annuity to one year after that date. When used with respect to this contract, they are measured from its effective date in the same manner. Subsequent years will commence as of the same date in succeeding years.

(e) "Field Underwriter" when used also means Agent.

(f) "Insurance" includes fixed dollar and variable annuity contracts.

(g) "Months" when used with respect to this Contract are measured from the effective date of this Contract to the same date in each succeeding calendar month. When used with respect to insurance policies or annuity contracts they are measured from the policy or contract date of such policy or contract to the same date in each succeeding calendar month.

(h) "MONY" means The Mutual Life Insurance Company of New York or any of its direct or indirect subsidiaries other than MONY Life Insurance Company of America.

(i) "Non-Vested Compensation" means compensation other than Vested Compensation.

(j) "Notice" means notice in writing delivered in person or mailed to the party entitled to notice at his last known address of record, and any period for notice will begin on the date of delivery of that notice in person or on the date the notice is mailed to the last known address of record, whichever is earlier.

(k) "Policy" includes annuity contract.

(l) "Premium" includes deposits.

(m) "Schedule" means the Schedule currently in effect relating to the Company's products which forms a part of this contract.

7. TERMINATION

   The laws applicable to an agency relationship provide that the agency may continue only so long as both of us desire to maintain it. Therefore, this contract may be terminated by you or by the Company at any time by notice to the other party. In case you violate any law, or violate any provisions of this contract, termination will take effect immediately upon notice from the Company. In all other cases - that is where this contract is being terminated without cause - 30 days notice (except where termination, by mutual agreement, is to take effect in a lesser time) is required. After termination of this contract, except to the extent it specifically provides for the payment of compensation after its termination, no further compensation shall be due you and the Company's obligation shall cease and the Company shall be released from all further claims or demands of any kind as a result of having entered into this contract or as a result of its termination.

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_________________________________       _________________________________

General Agent ___________________       This contract will take effect on
                                        the Effective Date indicated in its
Street Address __________________       caption, after it has been signed
                                        by you and the Company and a copy
City ____________________________       so signed has been delivered to you.
                                        It terminates all prior General
County __________________________       Agents contracts between you and
                                        the Company except for your right to
State _________ Zip Code ________       compensation continuing to become
                                        payable under the terms of any such
Code Number _____________________       prior contract.

Agency __________________________       I have carefully read the foregoing
                                        and hereby accept this contract.
Effective Date __________________

_________________________________       Signed on ___________________ 19 _____

                                        General Agent ________________________

                                        MONY LIFE INSURANCE COMPANY OF AMERICA

                                        by ___________________________________

                                        ______________________________________